ARTICLES OF AMENDMENT
STATUTS DE MODIFICATION
1.      The name of the corporation is: D6nomination sociale de Ia soci6t6:
        RTRONL Cs I NC.
       ------ ...----          ------ .--.~--I.
                --       ~
2. The name of the corporation is changed to (if Nouvelle d6nomination sociale de Ia soci6t6 (s'il y a lieu) applicable):
        _______ 2       1
3. Date of incorporation/amalgamation: Date de Ia constitution ou de Ia fusion:


I'fS~3 IPi~
(Year, Month, Day)
        (ann6e, mois, lour)
4. The articles of the corporation are amended as Les statuts de /a soci6t~ sont modifi~s de Ia fat~on follows: suivante.

1.      The Articles of the Corporation are hereby amended to:

(a) redesignate the Non-Voting, Non-Participating, $0 .026 Cumulative, Redeemable, Preference Shares (the "Preference Shares, Series 1") as Non-Voting, Non- Participating, Redeemable, Non-Cumulative, Class B Preference Shares (the ("Class B Preference Shares");

(b) vary the rights, privileges, restrictions and conditions (the "conditions") attaching to the Preference Shares, Series 1 (redesignated as Class B Preference Shares) by deleting the conditions set forth in the Articles creating the Preference Shares, Series 1 and substituting therefore the conditions annexed to this resolution as Exhibit "A'; and

(c) cancel all arrears of cumulative dividends outstanding on the Preference Shares, Series 1 to and including the date of filing of the Articles of Amendment.

2. Any officer or director of the Corporation be and he is hereby authorized and directed on behalf of the Corporation to deliver Articles of Amendment in duplicate to the Ministry of Consumer and Commercial Relations and to sign and execute all documents and do all things necessary or desirable in connection with the foregoing.
1(a)
EXHIBIT "A"

CLASS B PREFERRED SHARES

        The Class B Preferred Shares designated as Non-Voting,
Non-Participating, Redeemable, Non-Cumulative, Class B Preference (the "Class B Preferred Shares") shall consist of an unlimited number of shares without par value, and shall have attached thereto rights, privileges, restrictions and conditions substantially as hereinafter set forth, that is to say:
1.      DIVIDENDS
1.1     Payment of Dividends

        The holders of the Class B Preferred Shares shall be entitled to receive and the Corporation shall pay thereon as and when declared by the Board of Directors out of the monies of the Corporation properly applicable to the payment of dividends, fixed preferential non-cumulative cash dividends at the rate of 2.6 cents per Class B Preferred Share, payable annually on dates in each fiscal year of the Corporation to be fixed from time to time by resolution of the Board of Directors. The holders of the Class B Preferred Shares shall not be entitled to any dividend other than or in excess of the said dividends herein provided. The Board of Directors of the Corporation shall be entitled from time to time to declare part of the said fixed preferential non-cumulative dividend for any fiscal year notwithstanding that such dividend for such fiscal year shall not be declared in full. If within (4) months after the expiration of any fiscal year of the Corporation the Board of Directors in its discretion shall not have declared the said dividend or any part thereof on the Class B Preferred Shares for such fiscal year then the rights of the holders of the Class B Preferred Shares to such dividend or to any undeclared part thereof for such fiscal year shall be forever extinguished.
1.2     Preferential Non-Cumulative Dividend

        No dividends shall at any time be declared or paid on or set apart for the common shares or any other class ranking junior to the Class B Shares unless all dividends up to and including the dividend payable for the last completed full year of the Corporation on the Class B Preferred Shares then issued and outstanding shall have been declared and paid or provided for at the date of such declaration or payment or setting aside.
2. LIQUIDATION, DISSOLUTION OR WINDIiNG-JIP

        In the event of liquidation, dissolution or winding-up of the Corporation among its shareholders for the purpose of winding-up its affairs, the holders of the Class B Preferred Shares shall be entitled to receive for each such share a sum equivalent to the result obtained when the stated capital account for the Class B Preferred Shares is divided by the number of issued and outstanding Class B Preferred Shares, together with all declared but unpaid dividends, before any amount shall be paid or any property or assets of the Corporation distributed to the holders of common shares, or shares of any other class ranking junior to the Class B Preferred Shares. After payment to the holders of the Class B Preferred Shares of the amount so payable to them as above provided they shall not be entitled to share in any further distribution of the property or assets of the Corporation.
1(b)
3. PURCHASE FOR CANCELLATION

        The Corporation may at any time or times purchase for cancellation out of capital pursuant to the provisions of the Business Corporations Act, the whole or any part of the Class B Preferred Shares, at the lowest price at which, in the opinion of the directors, such shares are obtainable, but not exceeding the redemption price of the Class B Preferred Shares as hereinafter specified.
4.      REDEMPTION

        The Corporation may, upon giving notice as hereinafter provided, redeem at any time the whole or part of the outstanding Class B Preferred Shares out of capital pursuant to the Business Corporations Act on payment for each share to be redeemed of the sum of $0.0833 (8 l/3~) per Class B Preferred Share, together with all declared but unpaid dividends thereon up to the date fixed for redemption. Not less than thirty day's notice in writing of such redemption shall be given by mailing such notice to the registered holders of the shares to be redeemed, specif~ring the date and place or places of redemption. On or after the dates so specified for redemption, the Corporation shall pay or cause to be paid to or to the order of the registered holders of the Class B Preferred Shares to be redeemed the redemption price thereof on presentation and surrender at the head office of the Corporation or any other place designated in such notice of the certificates representing the Class B Preferred Shares called for redemption. If a part only of the shares represented by any certificate be redeemed, a new certificate for the balance shall be issued at the expense of the Corporation. From and after the date specified for redemption in any such notice, the Class B Preferred Shares called for redemption shall cease to be entitled to dividends and the holders thereof shall not be entitled to exercise any of the rights of shareholders in respect thereof unless payment of the redemption price shall not be made upon presentation of certificates in accordance with the foregoing provisions, in which case the rights of the shareholders shall remain unaffected. The Corporation shall have the right at any time after the mailing of notice of its intention to redeem any Class B Preferred Shares to deposit the redemption price of the shares so called for redemption or of such of the said shares represented by certificates as have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption to a special account in any chartered bank or any trust company in Canada, named in such notice, to be paid without interest to or to the order of the respective holders of such Class B Preferred Shares called for redemption upon presentation and surrender to such bank or trust company of the certificates representing the same, and upon such deposit being made or upon the date specified for redemption in such notice, whichever is the later, the Class B Preferred Shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such redemption date, as the case may be, shall be limited to receiving without interest their proportionate part of the total redemption price so deposited against presentation and surrender of the said certificates held by them respectively.

        In the event that only part of the Class B Preferred Shares is at any time to he redeemed, the shares so to be redeemed shall be selected pro rata (disregarding fractions) from among the holders of record thereof as at the date of the notice of redemption or in such other manner as the hoard of directors of the Corporation in its sole discretion may deem equitable.
                CONVERSION PRIVILEGES
        5.1     Rights of Conversion

     The Class B Preferred Shares or any of them, may, upon and subject to the terms and conditions hereinafter set forth, be converted at any time prior to December 31, 1997, but not thereafter, by the holder or holders thereof into fully paid common shares of the Corporation as the same shall be constituted at the time of conversion, on the basis of one (1) common share for each three (3) Class B Preferred Share; provided, however, that, in the event of liquidation, dissolution or winding-up of the Corporation, such right of conversion shall cease and expire at noon on the business day next preceding the date of such liquidation, dissolution or winding-up. To the extent that Class B Preferred Shares are not converted as aforesaid prior to December 31, 1997, such right of conversion thereafter shall terminate and lapse. 5.2 Conversion Procedure

        A holder of Class B Preferred Shares desiring to convert his Class B Preferred Shares into common shares in accordance with the foregoing shall surrender the certificate or certificates representing his Class B Preferred Shares so to be converted to the registered office of the Corporation or to the transfer agent for the time being of such Class B Preferred Shares accompanied by a request in writing for such conversion with his signature thereon verified, as the directors of the Corporation may from time to time require, and thereupon there shall be issued to such holder by the Corporation, as fully paid and non-assessable, the number of common shares to which he shall be entitled upon such conversion.
        5.3     Anti-Dilution

        If the number of outstanding Class B Preferred Shares or common shares shall, prior to the exercise by the holder of any Class B Preferred Shares of his aforesaid conversion right, be subdivided or consolidated, the number of common shares and Class B Preferred Shares into which such holder may convert his Class B Preferred Shares shall be proportionately increased or reduced, as the case maybe.
5.4     Continuing Right to Alter Capital

        Nothing contained in the foregoing provisions regarding the conversion of Class B Preferred Shares into common shares shall be deemed in any way to limit or restrict the rights of the Corporation from time to time to take such lawful proceedings as it may deem advisable for the increase or reduction in its Class B Preferred Shares or common shares, or otherwise in any other manner changing or dealing with the capital of the Corporation or the shares thereof, the rights in respect of such conversions being exercisable in respect of Class B Preferred Shares, and of common shares of the Corporation as they may from time to time be constituted respectively, subject only to the express provisions hereinhefore contained.
1(d)
6. NOTICE AND VOTING

        The holders of the Class B Preferred Shares shall not be entitled as such (except as hereinafter specifically provided) to receive notice of or to attend any meeting of the shareholders of the Corporation and shall not be entitled to vote at any such meeting. The holders of the Class B Preferred Shares shall, however, be entitled to notice of meetings of the shareholders called for the purpose of authorizing the dissolution of the Corporation or the sale of its undertaking or a substantial part thereof.
        7. PREFERENTIAL RIGHTS

     The common shares of the Corporation shall rank junior to the Class B Preferred Shares and shall be subject in all respects, to the rights, privileges, restrictions and limitations attaching to the Class B Preferred Shares.

5. The amendment has been duly authorized as required La modification a 6t6 dOment autoris6e con form6ment aux by Sections 168 & 170 (as applicable) of the Business articles 168 et 170 (se/on le cas) de Ia Loi sur les socidtds Corporations Act. par actions.



6. The resolution authorizing the amendment was Los actionnaires ou los administrateurs (se/on le cas) de approved by the shareholders/directors (as applica- Ia soci6t~ ont approuv~ Ia r6solution autorisant Ia ble) of the corporation on modification le

1997 May 14
(Year Month, Day'~

(annSe, mois, jour)

These articles are signed in duplicate. Los presents status sont sign6s en double exemplaire.



MIRTRONICS INC.
        (Nam    or ration)
n in on sac de Ia soci6t6)
                MARK I. LITWIN,
        By:/Par:         PRESIDENT
        (Signature)     (Description ot Office)
        (Signature)     (Fonction)